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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

        Certification and Notice of Termination of Registration under
Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 1-3187

                  NORAM EMPLOYEE SAVINGS AND INVESTMENT PLAN
            (Exact name of registrant as specified in its charter)

                                1111 LOUISIANA
                             HOUSTON, TEXAS 77002
                                 (713)207-3000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

INTERESTS IN THE ABOVE-MENTIONED PLAN AND SHARES OF COMMON STOCK, NO PAR VALUE,
         OF RELIANT ENERGY, INCORPORATED OFFERED PURSUANT TO THE PLAN
           (Title of each class of securities covered by this Form)

                                     NONE
     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                Rule 12g-4(a)(1)(i)    [_]      Rule 12h-3(b)(1)(ii)  [_]
                Rule 12g-4(a)(1)(ii)   [_]      Rule 12h-3(b)(2)(i)   [_]
                Rule 12g-4(a)(2)(i)    [_]      Rule 12h-3(b)(2)(ii)  [_]
                Rule 12g-4(a)(2)(ii)   [_]      Rule 15d-6            [X]
                Rule 12h-3(b)(1)(i)    [_]

        Approximate number of holders of record as of the certification or notice date: None.

        Pursuant to the requirements of the Securities Exchange Act of 1934, Reliant Energy, Incorporated Savings Plan (formerly Houston Industries Incorporated Savings Plan), as successor to the NorAm Employees Savings and Investment Plan, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  October 19, 1999              BY:  /s/ Lee W. Hogan
                                          -----------------------------------
                                          Lee W. Hogan, Chairman of the
                                          Benefits Committee of Reliant Energy,
                                          Incorporated, Plan Administrator